UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 24, 2009
(Date of earliest event reported)

Maxim Integrated Products, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-34192	94-2896096
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

120 San Gabriel Drive
Sunnyvale, California    94086
(Address of principal executive offices including zip code)

(408) 737-7600
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On September 24, 2009, the Board of Directors and its Compensation Committee (the "Compensation Committee") of Maxim Integrated Products, Inc. (the "Company") approved cash bonuses for the officers of the Company for their performance during fiscal year 2009. Such cash bonuses awarded to the principal executive officer and other named executive officers are as set forth below:

Name	Title	Fiscal Year 2009 Performance Bonus(1)
Tunc Doluca	President and Chief Executive Officer	$321,429
Bruce Kiddoo	Senior Vice President and Chief Financial Officer	$175,622
Vijay Ullal	Group President	$303,121
Pirooz Parvarandeh	Group President, Chief Technical Officer	$244,022
Richard Hood(2)	Former Vice President	$137,898

(1) Approximately $2.99 million was awarded in performance bonuses to all 20 of the Company's officers with a title of vice president and above for fiscal year 2009 performance, of which approximately $2.8 million was calculated and determined under the Officer Compensation Plan previously disclosed on Form 8-K filed with the Securities and Exchange Commission on July 24, 2007 and described in the Proxy Statement for our 2008 Annual Meeting of Stockholders, and approximately $191,000 was awarded outside of the Officer Compensation Plan for extraordinary effort.  The amount of the aggregate bonus pool under the Officer Compensation Plan was calculated using the following company-wide performance metrics: (i) the achievement of growth targets for non-GAAP operating profit before taxes (excluding non-recurring items and stock-based compensation), (ii) the Company's stock price performance relative to the Philadelphia Semiconductor Index (SOX), and (iii) the achievement of targets for return on invested capital.  In addition, each officer's share of the aggregate bonus pool was dependent upon position points and personal performance during fiscal year 2009.

(2) Mr. Hood, a Named Executive Officer during fiscal year 2009, retired from employment at the Company in July 2009 after the completion of fiscal year 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Maxim Integrated Products, Inc.

By: /s/ Bruce Kiddoo Bruce Kiddoo Senior Vice President and Chief Financial Officer

Date: September 30, 2009